Exhibit 10.1

Execution Version

Jefferies International Limited

Vintners Place

68 Upper Thames Street

London EC4V 3BJ

England

DATE:	August 11, 2014

TO:	Aegerion Pharmaceuticals, Inc.
101 Main Street, Suite 1850
Cambridge, Massachusetts 02142

FROM:	Jefferies International Limited, c/o Jefferies LLC as agent

SUBJECT:	Base Convertible Bond Hedge Transaction

REF NO.:	OTC-US-31728

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between Jefferies International Limited (“Dealer”) and Aegerion Pharmaceuticals, Inc. (“Counterparty”). This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

Jefferies LLC (“Agent”) is acting as agent for Dealer but does not guarantee the performance of Dealer. (i) Neither Dealer nor Counterparty shall contact the other with respect to any matter relating to the Transaction without the direct involvement of Agent; (ii) Agent, Dealer and Counterparty each hereby acknowledges that any transactions by Dealer or Agent with respect to Shares will be undertaken by Dealer as principal for its own account; and (iii) all of the actions to be taken by Dealer and Agent in connection with the Transaction shall be taken by Dealer or Agent independently and without any advance or subsequent consultation with Counterparty. For the avoidance of doubt, any performance by Dealer of its obligations hereunder solely to Agent shall not relieve Dealer of such obligations. Any performance by Counterparty of its obligations (including notice obligations) through or by means of Agent’s agency for Dealer shall constitute good performance of Counterparty’s obligations hereunder to Dealer.

1. This Confirmation is subject to, and incorporates, the definitions and provisions of the 2000 ISDA Definitions (including the Annex thereto) (the “2000 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions” and, together with the 2000 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2000 Definitions and the Equity Definitions, the Equity Definitions will govern. Certain defined terms used herein have the meanings assigned to them in the Indenture to be dated as of August 15, 2014 between Counterparty and The Bank of New York Mellon Trust Company, N.A. as trustee (subject to the following paragraph, the “Indenture”) relating to the USD300,000,000 principal amount of 2.00% Convertible Senior Notes due 2019 and the additional USD45,000,000 principal amount of 2.00% Convertible Senior Notes due 2019 that may be issued pursuant to the Initial Purchasers’ option (the “Convertible Securities”). In the event of any inconsistency between the terms defined in the Indenture and this Confirmation, this Confirmation shall govern.

For the avoidance of doubt, references herein to sections of the Indenture are based on the draft of the Indenture most recently reviewed by the parties at the time of execution of this Confirmation. If any relevant sections of the Indenture are changed, added or renumbered following execution of this Confirmation but prior to the execution of the Indenture, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties based on the draft of the Indenture so reviewed. Subject to the two preceding sentences, the parties acknowledge that, subject to “Merger Events” below, (i) references to the Indenture herein are references to the Indenture as in effect on the date of its execution, without giving effect to any amendment or supplement to the Indenture and (ii) if the Indenture is amended or supplemented following such execution date, (x) the Calculation Agent shall determine the relevant Delivery Obligation and Settlement

Date for any Option exercised thereafter in accordance with this Confirmation by referring to the relevant provisions of the Indenture without giving effect to such amendment or supplement and (y) such amendment or supplement shall be disregarded for all other purposes hereunder (other than for purposes of Section 9(c) below), unless the parties agree otherwise in writing. Terms in quotation marks that are not otherwise defined in this Confirmation shall have the meanings set forth in the Indenture, unless the context otherwise requires.

This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the ISDA 2002 Master Agreement as if Dealer and Counterparty had executed an agreement in such form (without any Schedule except for (i) the election of US Dollars (“USD”) as the Termination Currency, (ii) the election that the “Cross Default” provisions of Section 5(a)(vi) shall apply to Counterparty with a “Threshold Amount” of USD15,000,000 and (iii) the designation of Jefferies Group LLC as a Credit Support Provider and the guaranty in the form of Annex A hereto as a Credit Support Document. For the avoidance of doubt, the Transaction shall be the only transaction under the Agreement. The parties acknowledge that the Transaction to which this Confirmation relates is not governed by, and shall not be treated as a transaction under, any other ISDA Master Agreement entered into between the parties from time to time.

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern, and in the event of any inconsistency between either the Definitions or this Confirmation and the Agreement, the Definitions or this Confirmation, as the case may be, shall govern. For the avoidance of doubt, except to the extent of an express conflict, the application of any provision of this Confirmation, the Agreement or the Equity Definitions shall not be construed to exclude or limit the application of any other provision of this Confirmation, the Agreement or the Equity Definitions.

2. The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	August 11, 2014

Effective Date:	The closing date for the initial issuance of the Convertible Securities.

Option Type:	Call

Seller:	Dealer

Buyer:	Counterparty

Shares:	The common stock of Counterparty, par value USD0.001 per share (Ticker Symbol: “AEGR”)

Number of Options:	300,000. For the avoidance of doubt, the Number of Options shall be reduced by any Options exercised hereunder.

Number of Shares:	As of any date, the product of the Number of Options, the Applicable Percentage and the Conversion Rate

Applicable Percentage:	60%

Conversion Rate:	24.2866. For the avoidance of doubt, the Conversion Rate shall be subject to adjustment from time to time, as described under “Method of Adjustment” below.

Premium:	USD47,988,000

Premium Payment Date:	The Effective Date

Exchange:	The NASDAQ Global Select Market

Related Exchanges:	All Exchanges

Procedure for Exercise:

Exercise Dates:	Each Conversion Date, other than a Conversion Date relating to an Excluded Conversion (as defined below).

Conversion Date:	Each “Conversion Date” occurring during the period from and excluding the Trade Date to and including the Expiration Date, for Convertible Securities, each in denominations of USD1,000 principal amount, that are submitted for conversion on such Conversion Date in accordance with the terms of the Indenture (such Convertible Securities the “Relevant Convertible Securities” for such Conversion Date).

Required Exercise on Conversion Dates:	On each Conversion Date, a number of Options equal to the lesser of (i) the number of Relevant Convertible Securities for such Conversion Date in denominations of USD1,000 principal amount and (ii) the Number of Options on such date shall be automatically exercised; provided that if, for any conversion of Relevant Convertible Securities, any “Additional Shares” would be added to the applicable “Conversion Rate” pursuant to Section 4.04 of the Indenture, no Options shall be exercised hereunder on account of the relevant Conversion Date (any such conversion, an “Excluded Conversion”) and the consequences of such conversion shall be as provided in Section 9(c) of this Confirmation.

Expiration Date:	The second Scheduled Trading Day immediately preceding the Maturity Date.

Maturity Date:	August 15, 2019.

Automatic Exercise:	As provided under “Required Exercise on Conversion Dates”.

Exercise Notice Deadline:	In respect of any exercise of Options hereunder on any Conversion Date (x) prior to the Free Convertibility Period (as defined below), the Exchange Business Day immediately following such Conversion Date or (y) during the Free Convertibility Period, the second Scheduled Trading Day immediately preceding the Maturity Date.

Notice of Exercise:	Notwithstanding anything to the contrary herein or in the Equity Definitions, Dealer shall have no obligation to make any payment or delivery in respect of any exercise of Options hereunder unless Counterparty notifies Dealer in writing prior to 4:00 PM, New York City time, on the Exercise Notice Deadline in respect of such exercise of (i) the number of Options being exercised on the relevant Exercise Date, (ii)

the scheduled settlement date under the Indenture for the Convertible Securities converted on the Conversion Date corresponding to such Exercise Date, (iii) whether such Relevant Convertible Securities will be settled by Counterparty by delivery of cash, Shares or a combination of cash and Shares and, if such a combination, the “Specified Dollar Amount” and (iv) the first Scheduled Trading Day of the Observation Period; provided that in the case of any exercise of Options hereunder in connection with the conversion of any Relevant Convertible Securities on any Conversion Date occurring during the Free Convertibility Period, the contents of such notice shall be as set forth in clause (i) above. Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act (as defined below) and the rules and regulations thereunder, in respect of any election of a settlement method with respect to the Convertible Securities. For the avoidance of doubt, if Counterparty fails to give such notice when due in respect of any exercise of Options hereunder, Dealer’s obligation to make any payment or delivery in respect of such exercise shall be permanently extinguished, and late notice shall not cure such failure; provided that notwithstanding the foregoing, in the case of an exercise of Options hereunder in respect of a conversion of Relevant Convertible Securities prior to the Free Convertibility Period, such notice (and the related exercise of Options) shall be effective if given after the Exercise Notice Deadline, but prior to 4:00 PM New York City time, on the fifth Exchange Business Day following the Exercise Notice Deadline, in which event the Calculation Agent shall have the right to adjust the Delivery Obligation as appropriate to reflect the additional costs (including, but not limited to, hedging mismatches and market losses) and expenses incurred by Dealer in connection with its commercially reasonable hedging activities (including the unwinding of any commercially reasonable hedge position) as a result of Dealer not having received such notice on or prior to the Exercise Notice Deadline.

Notice of Convertible Security Settlement Method:	Counterparty shall notify Dealer in writing no later than February 15, 2019 of the settlement method and, if applicable, the “Specified Dollar Amount” applicable to Relevant Convertible Securities with a Conversion Date occurring on or after such date and ending on and including the second Scheduled Trading Day immediately preceding the Maturity Date (the “Free Convertibility Period”).

Deemed Settlement Method:	Notwithstanding anything to the contrary herein, if, with respect to any Relevant Convertible Securities, (a) Counterparty fails to timely notify Dealer hereunder of the applicable settlement method or the applicable “Specified Dollar Amount” (if any) or (b) Counterparty has timely notified Dealer hereunder that (i) “Physical Settlement” or “Combination Settlement” with a “Specified Dollar Amount” of less than USD1,000 applies thereto, then, for purposes of this Transaction, “Combination Settlement” with a “Specified Dollar Amount” of USD1,000 shall be deemed to apply thereto.

Settlement Terms:

Settlement Date:	The date one Settlement Cycle following the final day of the relevant Observation Period; provided that Dealer shall not be required to settle prior to the Exchange Business Day immediately following the date Counterparty provides the Notice of Delivery Obligation prior to 4:00 PM, New York City time.

Delivery Obligation:	In lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, and subject to “Notice of Exercise” above, in respect of any Option exercised on any Exercise Date occurring on a Conversion Date, Dealer will pay or deliver, as the case may be, to Counterparty, on the related Settlement Date, a number of Shares and/or amount of cash (the “Delivery Obligation”) in USD equal to the product of (i) the Applicable Percentage and (ii) the number of Shares, if any, and the amount of cash, if any, in excess of USD1,000 included in the applicable Settlement Amount, as determined by the Calculation Agent; provided that Dealer will pay cash in lieu of any fractional Shares that would otherwise be deliverable by Dealer hereunder, calculated on an aggregate basis in respect of all Options exercised on any Exercise Date; and provided further that if the sum of (x) the number of Shares (if any) included in the Delivery Obligation multiplied by the Settlement Date Price and (y) the amount of cash (if any) included in the Delivery Obligation would otherwise exceed the product of (i) the Applicable Percentage and (ii) (A) the sum of (x) the number of Shares (if any) included in the Convertible Obligation multiplied by the Settlement Date Price and (y) the amount of cash (if any) included in the Convertible Obligation less (B) USD 1,000, then the number of Shares and/or amount of cash included in the Delivery Obligation shall be proportionately reduced to the extent necessary to eliminate such excess.

Settlement Date Price:	With respect to any Option, the opening price as displayed under the heading “Op” on Bloomberg page AEGR <equity> (or any successor thereto) on the applicable Settlement Date.

Settlement Amount:	With respect to any Option exercised on any Exercise Date occurring on a Conversion Date, (i) if Counterparty has timely notified Dealer hereunder that “Cash Settlement” applies to the Relevant Convertible Securities converted on such Conversion Date, cash in an amount equal to the sum of the Daily Conversion Values for each of the 40 Trading Days during the related Observation Period, or (ii) if “Combination Settlement” applies (or is deemed hereunder to apply) to the Relevant Convertible Securities converted on such Conversion Date, the sum of the Daily Settlement Amounts for each of the 40 consecutive Trading Days during the applicable Observation Period.

Daily Settlement Amount:	For each of the 40 consecutive Trading Days during the relevant Observation Period, the “Daily Settlement Amount” shall consist of: (a) cash in an amount equal to the lesser of (i) the Daily Measurement Value and (ii) the Daily Conversion Value, and (b) if the Daily Conversion Value exceeds the Daily Measurement Value, a number of Shares equal to (i) the difference between the Daily Conversion Value and the Daily Measurement Value, divided by (ii) the Daily VWAP for such Trading Day.

Daily Conversion Value:	For each of the 40 consecutive Trading Days during the Observation Period, 2.5% of the product of (a) the Conversion Rate on such Trading Day and (b) the Daily VWAP on such Trading Day.

Daily Measurement Value:	With respect to any Relevant Convertible Securities, the “Specified Dollar Amount” that applies (or is deemed hereunder to apply) thereto, divided by 40.

Daily VWAP:	For each of the 40 consecutive Trading Days during the applicable Observation Period, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “AEGR <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Trading Day determined, using, if practicable, a volume-weighted average method, by the Calculation Agent). The “Daily VWAP” shall be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

Observation Period:	With respect to any Relevant Convertible Security,

(i)     if the relevant Conversion Date occurs prior to the Free Convertibility Period, the 40 consecutive Trading Day period beginning on, and including, the second Trading Day immediately succeeding such Conversion Date; and

(ii)    if the relevant Conversion Date occurs during the Free Convertibility Period, the 40 consecutive Trading Days beginning on, and including, the 42nd Scheduled Trading Day immediately preceding the Maturity Date.

Trading Day:	A day on which (x) there is no Market Disruption Event and (y) trading in the Shares generally occurs on The NASDAQ Global Select Market or, if the Shares are not then listed on The NASDAQ Global Select Market, on the principal other U.S. national or regional securities exchange on which the Shares are then listed or, if the Shares are not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Shares are then listed or admitted for trading, except that if the Shares are not so listed or admitted for trading, “Trading Day” means a Business Day; provided that, for purposes of Annex A hereto, “Trading Day” shall have the meaning specified therein.

Scheduled Trading Day:	Notwithstanding anything to the contrary in the Equity Definitions, “Scheduled Trading Day” means a day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange or market on which the Shares are listed or admitted for trading; provided that if the Shares are not so listed or admitted for trading, “Scheduled Trading Day” means a Business Day.

Business Day:	Each day that is not a Legal Holiday.

Legal Holiday:	A Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

Market Disruption Event:	Notwithstanding anything to the contrary in the Equity Definitions, “Market Disruption Event” means (a) a failure by the primary U.S. national or regional securities exchange or market on which the Shares are listed or admitted for trading to open for trading during its regular trading session or (b) the occurrence or existence prior to 1:00 p.m., New York City time, on any Scheduled Trading Day for the Shares for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Shares or in any options contracts or future contracts relating to the Shares.

Notice of Delivery Obligation:	No later than the Exchange Business Day immediately following the last day of the relevant Observation Period, Counterparty shall give Dealer notice of the Convertible Obligation; provided that, with respect to any Exercise Date occurring during the Free Convertibility Period, Counterparty may provide Dealer with a single notice with respect to all Relevant Convertible Securities with a Conversion Date occurring during such period (it being understood, for the avoidance of doubt, that the requirement of Counterparty to deliver such notice shall not limit Counterparty’s obligations with respect to Notice of Exercise or Notice of Convertible Security Settlement Method or Dealer’s obligations with respect to Delivery Obligation, each as set forth above, in any way).

Convertible Obligation:	With respect to any Conversion Date, the number of Shares and/or amount of cash determined pursuant to the relevant provisions of the Indenture that Counterparty is required to deliver, per USD 1,000 of converted principal amount, to the holders of the Relevant Convertible Securities converted on such Conversion Date.

Other Applicable Provisions:	To the extent Dealer is obligated to deliver Shares hereunder, the provisions of Sections 9.1(c), 9.8, 9.9, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the Issuer of the Shares) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction.

Restricted Certificated Shares:	Notwithstanding anything to the contrary in the Equity Definitions, Dealer may, in whole or in part, deliver Shares required to be delivered to Counterparty hereunder in certificated form in lieu of delivery through the Clearance System. With respect to such certificated Shares, the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by deleting the remainder of the provision after the word “encumbrance” in the fourth line thereof.

Share Adjustments:

Method of Adjustment:

Notwithstanding Section 11.2 of the Equity Definitions, upon the occurrence of any event or condition set forth in Sections 4.05(a), 4.05(b), 4.05(c), 4.05(d), 4.05(e), 4.06 and 4.09 of the Indenture (an “Adjustment Event”) that results in an adjustment under the Indenture (other than pursuant to Section 4.04 or 4.05(h) of the Indenture (the “Excluded Adjustment Provisions”)), the Calculation Agent shall make an adjustment to the terms relevant to the exercise, settlement or payment of the Transaction determined by reference to the relevant provisions of the Indenture. Immediately upon the occurrence of any Adjustment Event, Counterparty shall notify the Calculation Agent of such Adjustment Event; and once the adjustments to be made to the terms of the Indenture and the Convertible Securities in respect of such Adjustment Event have been determined, Counterparty shall immediately notify the Calculation Agent in writing of the details of such adjustments.

Notwithstanding anything to the contrary herein, if Counterparty or its board of directors is permitted or required to exercise discretion under the terms of the Indenture with respect to any determination, calculation or adjustment (including, without limitation, any adjustment under Section 4.06 of the Indenture or any determination of the fair market value of distributed property, the volume weighted average price of Shares or the value of a “unit of Reference Property”) (any such determination, calculation or adjustment, a “Counterparty Determination”), if the Calculation Agent disagrees in good faith with such determination, calculation or adjustment, the Calculation Agent shall make the relevant determination, calculation or adjustment for purposes of the Transaction and, for the avoidance of doubt, shall determine any Delivery Obligation and Settlement Date thereafter as if the Calculation Agent’s determination, calculation or adjustment was applicable under the Indenture. Furthermore, notwithstanding anything to the contrary herein, if any Adjustment Event occurs during the relevant “Observation Period” but no adjustment was made to any Convertible Security under the Indenture because the relevant holder was deemed to be a record owner of the underlying Shares on the related Conversion Date, then the Calculation Agent shall make an adjustment, as determined by it, to the terms hereof in order to account for such Adjustment Event.

For the avoidance of doubt, Dealer shall not have any delivery obligation hereunder in respect of any “Distributed Property” delivered by Counterparty pursuant to the fourth sentence of Section 4.05(c) of the Indenture or any payment obligation in respect of any cash paid by Counterparty pursuant to the fourth sentence of Section 4.05(d) of the Indenture or any other distribution of property or participation of holders of the Convertible Securities in any transaction or event in lieu of an adjustment to the terms of the Convertible Securities pursuant to any other provision of the Indenture (collectively, the “Conversion Rate Adjustment Fallback Provisions”), and no adjustment shall be made to the terms of the Transaction on account of any event or condition described in the Conversion Rate Adjustment Fallback Provisions.

For the avoidance of doubt, whenever the Calculation Agent or Determining Party (as the case may be) is called upon to make an adjustment pursuant to the terms of this Confirmation or the Equity Definitions (other than any adjustment required to be made by reference to the terms of the Convertible Notes or the Indenture) to take into account the effect of an event, the Calculation Agent or Determining Party (as the case may be) shall make such adjustment by reference to the effect of such event on the Hedging Party, assuming that the Hedging Party maintains a commercially reasonable hedge position.

Extraordinary Events:

Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in Section 4.07(a) of the Indenture.

Notice of Merger Consideration:	Upon the occurrence of a Merger Event that causes the Shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), Counterparty shall reasonably promptly (but, in any event prior to the relevant merger date) notify the Calculation Agent of (i) the weighted average of the types and amounts of consideration received by the holders of Shares entitled to receive cash, securities or other property or assets with respect to or in exchange for such Shares in any Merger Event who affirmatively make such an election, or, if no holders of Shares affirmatively make such an election, the types and amounts of consideration actually received by holders of the Shares and (ii) the details of the adjustment made under the Indenture in respect of such Merger Event.

Consequences of Merger Events:	Notwithstanding Sections 12.2 and 12.3 of the Equity Definitions, upon the occurrence of a Merger Event that is required, under the terms of the Indenture (as determined by Calculation Agent by reference to Section 4.07 of the Indenture), to result in an adjustment to the terms of the Convertible Securities, the Calculation Agent shall make an adjustment to the terms relevant to the exercise, settlement or payment of the Transaction determined by reference to the relevant provisions of the Indenture, subject to the provision under “Method of Adjustment” above relating to Counterparty Determinations; provided that such adjustment shall be made without regard to any adjustment to the Conversion Rate pursuant to the Excluded Adjustment Provisions; and provided further that if, with respect to a Merger Event, the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person that is not a corporation organized under the laws of the United States, any State thereof or the District of Columbia, Cancellation and Payment (Calculation Agent Determination) may apply at Dealer’s sole discretion.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that (A) Section 12.9(a)(ii) of the Equity Definitions is hereby amended (i) by inserting the parenthetical “(including, for the avoidance of doubt and without limitation, adoption, effectiveness or promulgation of regulations authorized or mandated by existing statute)” at the end of clause (A) thereof, (ii) by the replacement of the word “Shares” with “Hedge Positions” in clause (X) thereof; (iii) by adding the phrase “or announcement” immediately after the phrase “due to the promulgation” in the third line thereof and adding the phrase “formal or informal” before the word “interpretation” in the same line and (iv) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date” and (B) Section 12.9(b)(i) of the Equity Definitions is hereby amended by replacing “either party may elect” with “Dealer or, if Counterparty represents that it and its officers and directors are not aware of any material nonpublic information, Counterparty may elect “.

Failure to Deliver:	Applicable

Insolvency Filing:	Applicable

Hedging Disruption:

Applicable; provided that:

(i)     Section 12.9(a)(v) of the Equity Definitions is hereby amended by (a) inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date” and (b) inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”; and

(ii)    Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

Increased Cost of Hedging:	Applicable

Hedging Party:	For all applicable Potential Adjustment Events and Extraordinary Events, Dealer; provided, however, that all calculations, adjustments, specifications, choices, and determinations by the Hedging Party shall be made in good faith and in a commercially reasonable manner. The parties agree that they will work reasonably to resolve any disputes as set forth in the second paragraph under “Calculation Agent” below.

Determining Party:	For all applicable Extraordinary Events, Dealer; provided, however, that all calculations, adjustments, specifications, choices, and determinations by the Determining Party shall be made in good faith and in a commercially reasonable manner. The parties agree that they will work reasonably to resolve any disputes as set forth in the second paragraph under “Calculation Agent” below.

Acknowledgements:

Non-Reliance:	Applicable

Agreements and Acknowledgements
Regarding Hedging Activities:	Applicable

Additional Acknowledgements:	Applicable

3. Calculation Agent:

Dealer, which shall make all calculations, adjustments and determinations with respect to the Transaction that are not expressly required hereunder or under the Equity Definitions or the Agreement to be made by another party. All calculations, adjustments, specifications, choices, and determinations by the Calculation Agent shall be made in good faith and in a commercially reasonable manner. The parties agree that they will work reasonably to resolve any disputes as set forth in the immediately following paragraph.

In the case of any calculation, adjustment or determination by the Hedging Party, the Determining Party or the Calculation Agent, following any written request from Counterparty, the Hedging Party, the Determining Party or the Calculation Agent, as the case may be, shall promptly provide to Counterparty a written explanation describing in reasonable detail the basis for such calculation, adjustment or determination (including any quotation, market data or information from internal or external sources used in making such calculation, adjustment or determination, but without disclosing any proprietary models or other information that may be proprietary or confidential). If Counterparty promptly disputes such calculation, adjustment or determination in writing and provides reasonable detail as to the basis for such dispute, the Calculation Agent shall, to the extent permitted by applicable law (as reasonably determined by Dealer), discuss the dispute with Counterparty in good faith.

4. [Reserved]

5. Account Details:

Dealer Payment Instructions:

Bank: Bank of New York Mellon

ABA#: 012000018

A/C: Jefferies LLC

A/C: 890-000-7001

FFC Equity Derivatives

Counterparty Payment Instructions:

Bank: Silicon Valley Bank

Address: 300 Tasman Dr, Santa Clara, CA 95054

ABA#: 121140399

Beneficiary: Aegerion Pharmaceuticals, Inc.

Account #: 3300803370

6. Offices:	The Office of Dealer for the Transaction is: Inapplicable, Dealer is not a Multibranch Party. The Office of Counterparty for the Transaction is: Not Applicable

7. Notices:

For purposes of this Confirmation:

Address for notices or communications to Counterparty:

To:                    Aegerion Pharmaceuticals, Inc.

                          101 Main Street, Suite 1850

                          Cambridge, Massachusetts 02142

Attn:                Chief Financial Officer

Telephone:      (617) 500-6235

Facsimile:        (617) 945-7968

Any notice or other communication required or permitted to be given to Dealer (for matters other than operational matters) with respect to this Confirmation shall be delivered in person or given by facsimile transmission to Dealer at the following address:

To:   Jefferies International Limited

         c/o Jefferies LLC

         520 Madison Avenue

         New York, NY 10022

Attn:                 Equity Derivatives Middle Office

Telephone:      +1 212-284-8175

Email:               eqderiv_mo@jefferies.com

With copies to:

Jefferies LLC

520  Madison Avenue

New York, NY 10022

Attn:                 Colyer Curtis

Telephone:      +1 212-708-2734

Email:               ccurtis@jefferies.com

and Jefferies LLC 520 Madison Avenue New York, NY 10022 Attn: Sonia Han, General Counsel – Sales & Trading Telephone: +1 212-284-3433 Facsimile: +1 646-786-5691 Email: shan@jefferies.com

8. Representations, Warranties and Agreements:

(a) In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

(i) On the Trade Date, and as of the date of any election by Counterparty that the Share Termination Alternative under (and as defined in) Section 9(a) below shall not apply, (A) none of Counterparty and its officers and directors is aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii) Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties with respect to the treatment of the Transaction under ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, ASC Topic 480, Distinguishing Liabilities from Equity and ASC Topic 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements), or under any other accounting guidance.

(iii) Prior to the Trade Date, Counterparty shall deliver to Dealer a resolution of Counterparty’s board of directors authorizing the Transaction and such other certificate or certificates as Dealer shall reasonably request.

(iv) Counterparty is not entering into this Confirmation, and will not make any election hereunder, to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(v) Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(vi) On each of the Trade Date and the Premium Payment Date, Counterparty is not, or will not be, “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase 11,311,446 Shares in compliance with the corporate laws of the jurisdiction of its incorporation.

(vii) To Counterparty’s knowledge, no state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) solely as a result of Dealer or its affiliates having the power to vote, owning or holding (however defined) Shares (and not due to any other Dealer activity).

(viii) The representations and warranties of Counterparty set forth in Section 3 of the Agreement and Section 4 of the Purchase Agreement dated as of August 11, 2014 among Counterparty and Jefferies LLC and JPMorgan Securities LLC, as representatives of the Initial Purchasers party thereto (the “Purchase Agreement”), are true and correct and are hereby deemed to be repeated to Dealer as if set forth herein.

(ix) Counterparty understands no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Dealer or any governmental agency.

(x) (A) Counterparty is acting for its own account, and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary, (B) Counterparty is not relying on any communication (written or oral) of Dealer or any of its affiliates as investment advice or as a recommendation to enter into the Transaction (it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction) and (C) no communication (written or oral) received from Dealer or any of its affiliates shall be deemed to be an assurance or guarantee as to the expected results of the Transaction.

(xi) Counterparty (i) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (ii) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (iii) has total assets of at least $50 million as of the date hereof.

(b) Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in the U.S. Commodity Exchange Act, as amended.

(c) Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(a)(2) thereof. Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws and (v) it is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities.

(d) Counterparty agrees and acknowledges that Dealer is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of Title 11 of the Bankruptcy Code. The parties hereto further agree and acknowledge that it is the intent of the parties (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment,” as such term is defined in Section 741(8) of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(o), 546(e), 546(g), 548(d)(2), 555 and 560 of the Bankruptcy Code.

(e) It is the intent of the parties that, in respect of Counterparty, (a) the Transaction shall constitute a “qualified financial contract” within the meaning of 12 U.S.C. Section 1821(e)(8)(D)(i) and (b) a Non-defaulting Party’s rights under Sections 5 and 6 of the Agreement constitute rights of the kind referred to in 12 U.S.C. Section 1821(e)(8)(A).

9. Miscellaneous:

(a) Alternative Calculations and Dealer Payment on Early Termination and on Certain Extraordinary Events. If (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction or (b) the Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except, in the case of clause (a) and/or (b) above, as applicable, as a result of (i) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to all holders of Shares consists solely of cash, (ii) a Merger Event or Tender Offer that is within Counterparty’s control, or (iii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement, in each case that resulted from an event or events outside Counterparty’s control), and if Dealer would owe any amount to Counterparty pursuant to Section 6(d)(ii) of the Agreement or any Cancellation Amount pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Obligation”), then Dealer shall satisfy the Payment Obligation by the Share Termination Alternative (as defined below), unless (x) Counterparty gives irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. (New York City time) on the Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable, of its election that the Share Termination Alternative shall not apply, (y) Counterparty remakes the representation set forth in Section 8(a)(i) as of the date of such election and (z) Dealer agrees, in its sole discretion, to such election, in which case the provisions of Section 12.7 or Section 12.9 of the Equity Definitions, or the provisions of Section 6(d)(ii) of the Agreement, as the case may be, shall apply.

Share Termination Alternative:	Applicable and means that Dealer shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to “Consequences of Merger Events” above, Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, or such later date or dates as the Calculation Agent may reasonably determine (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation.

Share Termination Delivery
Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of the aggregate amount of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in good faith by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization or Merger Event, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event, as applicable. If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the issuer of the Shares or any portion of the Share Termination Delivery Units) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units.”

(b) Payment by Counterparty. In the event that, following payment of the Premium, (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default of the type described in Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Counterparty owes to Dealer an amount pursuant to Section 6 of the Agreement, or (ii) Counterparty owes to Dealer an amount pursuant to Article 12 of the Equity Definitions (including, for the avoidance of doubt, any amount payable in connection with an Extraordinary Event), such amount shall be deemed to be zero.

(c) Additional Termination Events. The occurrence of (i) an “Event of Default” with respect to Counterparty under the terms of the Convertible Securities as set forth in Section 7.01 of the Indenture, or (ii) an Amendment Event shall be an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement. For the avoidance of doubt, the relevant Early Termination Amount in respect of an Amendment Event shall be calculated without giving effect to the related amendment, modification, supplement or waiver.

“Amendment Event” means that Counterparty, without the prior consent of Dealer, amends, modifies, supplements, waives or obtains a waiver in respect of (i) any term of the Indenture or the Convertible Securities governing the principal amount, coupon, maturity, repurchase obligation of Counterparty or redemption right of Counterparty (if any) or any term relating to conversion of the Convertible Securities (including changes to the conversion rate, conversion rate adjustment provisions, conversion settlement dates, conversion conditions or settlement upon conversion), in each case regardless of whether consent of the holders of Convertible Securities is required, or (ii) any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Securities to amend.

In addition, notwithstanding anything to the contrary in this Confirmation, it shall constitute an Additional Termination Event as provided in this paragraph if Counterparty shall deliver to Dealer, within the applicable time period set forth opposite “Notice of Exercise” in Section 2 of this Confirmation, a notice (a “Make Whole Notice”) (i) containing the information required in a Notice of Exercise (assuming, for this purpose, that the relevant conversion were not an Excluded Conversion) and (ii) stating that a conversion of Convertible Securities has occurred as to which “Additional Shares” would be added to the “Conversion Rate” pursuant to Section 4.04 of the Indenture in connection with a “Make-Whole Fundamental Change”. Upon receipt of any such Make-Whole Notice, Dealer shall promptly designate an Exchange Business Day following such Additional Termination Event (which Exchange Business Day shall in no event be earlier than the related settlement date for such Convertible Securities) as an Early Termination Date with respect to the portion of this Transaction corresponding to a number of Options (the “Make-Whole Conversion Options”) equal to the lesser of (A) the number of such Options specified in such Notice of Exercise and (B) the Number of Options as of the date Dealer designates such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Make-Whole Conversion Options. Any payment hereunder with respect to such termination (the “Make-Whole Unwind Payment”) shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Options equal to the number of Make-Whole Conversion Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (3) the terminated portion of the Transaction were the sole Affected Transaction; provided that the amount of cash payable in respect of such early termination by Dealer to Counterparty shall not be greater than the product of (x) the Applicable Percentage and (y) the excess of (I) (1) the number of Make-Whole Conversion Options, multiplied by (2) the Conversion Rate (after taking into account any applicable adjustments to the Conversion Rate pursuant to Section 4.04 of the Indenture), multiplied by (3) a price per Share as of the date on which such cash is required to be delivered pursuant to this paragraph, determined by the Calculation Agent in good faith and in a commercially reasonable manner over (II) USD1,000 per Convertible Security.

(d) Disposition of Hedge Shares. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, any Shares (the “Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction cannot be freely sold in the public market by Dealer without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered offering, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities of similar size, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Dealer, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities of similar size and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided, however, that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 9(d) shall apply at the election of Counterparty; (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities of similar size, in form and substance satisfactory to Dealer, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), opinions and certificates and such other documentation as is customary for private placements agreements, all reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its commercially reasonable judgment, to account for any commercially reasonable discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Dealer at the Daily VWAP on such Exchange Business Days, and in the amounts, requested by Dealer.

(e) Repurchase and Conversion Rate Adjustment Notices. Counterparty shall, at least 10 Scheduled Trading Days prior to (i) effecting any repurchase of Shares or (ii) consummating or otherwise executing or engaging in any transaction or event (a “Conversion Rate Adjustment Event”) that would lead to an increase in the Conversion Rate (as such term is defined in the Indenture), in each case give Dealer a written notice of such repurchase or Conversion Rate Adjustment Event (a “Repurchase Notice”) if, following such repurchase or Conversion Rate Adjustment Event, the Notice Percentage as determined on the date of such Repurchase Notice will be greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Notice Percentage as of the date hereof (calculated as if any Other Call Option Transaction had been entered into as of such date)). The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is sum of (x) the Number of Shares and (y) the number of Shares underlying any other call option transaction (an “Other Call Option Transaction”) between Dealer as seller and Counterparty as buyer, and the denominator of which is the number of Shares outstanding on such day. In the event that Counterparty fails to provide Dealer with a Repurchase Notice on the day and in the manner specified in this Section 9(e), then Counterparty agrees to indemnify and hold harmless Dealer, its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act, relating to or arising out of such failure. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement shall inure to the benefit of any permitted assignee of Dealer.

(f) Transfer or Assignment. Either party may transfer any of its rights or obligations under the Transaction with the prior written consent of the non-transferring party, such consent not to be unreasonably withheld or delayed. For the avoidance of doubt, Dealer may condition its consent on any of the following, without limitation: (i) the receipt by Dealer of opinions and documents reasonably satisfactory to Dealer in connection with such assignment, (ii) such assignment being effected on terms reasonably satisfactory to Dealer with respect to any legal and regulatory requirements relevant to Dealer, (iii) the transferee being a “United States person” (as defined in the Internal Revenue Code of 1986, as amended), (iv) that, in Dealer’s reasonable determination, Dealer will not be required, as a result of such transfer, to pay the transferee an amount under Section 2(d)(i)(4) of the Agreement greater than the amount, if any, that Dealer would have been required to pay to Counterparty in the absence of such transfer, (v) that, in Dealer’s reasonable determination, no Event of Default, Potential Event of Default or Termination Event will occur as a result of such transfer and (vi) Counterparty continuing to be obligated to provide notices hereunder relating to the Convertible Securities and continuing to be obligated with respect to “Disposition of Hedge Shares” and “Repurchase and Conversion Rate Adjustment Notices” above. In addition, Dealer may transfer or assign without any consent of Counterparty its rights and obligations hereunder and under the Agreement, in whole or in part, to any of its affiliates whose obligations hereunder will be guaranteed pursuant to the terms of the Credit Support Document; provided that (i) such affiliate’s creditworthiness is not materially weaker than the Dealer’s creditworthiness as reasonably determined at the time of such transfer, the Dealer is transferring all or substantially all of its assets and liabilities to such affiliate, or the Credit Support Provider’s credit rating from S&P or Moody’s is the same as or higher than the Credit Support Provider’s credit rating as of the date of this Confirmation, (ii) in Counterparty’s reasonable determination, Counterparty will not be required, as a result of such transfer or assignment, to pay the transferee or assignee an amount under Section 2(d)(i)(4) of the Agreement greater than the amount, if any, that Counterparty would have been required to pay to Dealer in the absence of such transfer or assignment and (iii) the Transaction is at the time of such transfer the legal, valid and binding obligation of such affiliate. In the event of any such transfer or assignment, for the avoidance of doubt, Sections 3(e), 3(f), 4(a)(i) and 4(a)(iii) of the Agreement shall continue to apply, and the identity of the transferee or assignee shall be entered on the books and records maintained by each party or its respective agents. At any time at which any Excess Ownership Position exists, if Dealer, in its discretion, is unable to effect a transfer or assignment to a third party in accordance with the requirements set forth above after using its commercially reasonable efforts on pricing terms and within a time period reasonably acceptable to Dealer such that an Excess Ownership Position no longer exists, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that such Excess Ownership Position no longer exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement and Section 9(a) of this Confirmation as if (i) an Early Termination Date had been designated in respect of an Additional Termination Event under a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (iii) the Terminated Portion of the Transaction shall be the only Terminated Transaction. “Excess Ownership Position” means any of the following: (i) the Equity Percentage exceeds 9.0%, (ii) the Option Equity Percentage exceeds 14.5%, (iii) Dealer or any “affiliate” or “associate” of Dealer would own in excess of 13% of the outstanding Shares for purposes of Section 203 of the Delaware General Corporation Law or (iv) Dealer, Dealer Group (as defined below) or any person whose ownership position would be aggregated with that of Dealer or Dealer Group under any federal, state or local laws, regulations or regulatory orders applicable to ownership of Shares (“Applicable Laws”) or under the constitutive documents of Counterparty or any contract or agreement applicable to ownership of Shares to which Counterparty is a party (Dealer, Dealer Group or any such person, a “Dealer Person”), as the case may be, owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer Person under Applicable Laws and with respect to which such requirements have not been met or the relevant approval has not been received or that would give rise to any consequences under the constitutive documents of Counterparty or any contract or agreement to which Counterparty is a party, as reasonably determined by Dealer, in each case minus (y) 1% of the number of Shares outstanding on the date of determination. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates or any other person subject to aggregation with Dealer, for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or of any “group” (within the meaning of Section 13) of which Dealer is or may be deemed to be a part (Dealer and any such affiliates, persons and groups, collectively, “Dealer Group”), beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day and (B) the denominator of which is the number of Shares outstanding on such day. The “Option Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the Number of Shares and (2) the aggregate number of Shares underlying any other call option transaction sold by Dealer to Counterparty, and (B) the denominator of which is the number of Shares outstanding.

(g) Staggered Settlement. Dealer may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows:

(i) in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date, but not prior to the beginning of the related Observation Period) or delivery times and how it will allocate the Shares it is required to deliver under “Delivery Obligation” (above) among the Staggered Settlement Dates or delivery times; and

(ii) the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date.

(h) Right to Extend. Dealer may postpone any Exercise Date or Settlement Date or any other date of valuation or delivery by Dealer with respect to some or all of the relevant Options (in which event the Calculation Agent shall make appropriate adjustments to the Delivery Obligation) if Dealer determines, based on advice of counsel, that such extension is reasonably necessary or appropriate to preserve Dealer’s commercially reasonable hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market, the stock loan market or any other relevant market.

(i) No Set-off. Each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

(j) Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders or Counterparty in the event of Counterparty’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy.

(k) No Collateral. Notwithstanding any provision of this Confirmation, the Agreement, the Equity Definitions or any other agreement between the parties to the contrary, the obligations of Counterparty under the Transaction are not secured by any collateral.

(l) Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(m) Method of Delivery. Whenever delivery of funds or other assets is required hereunder by or to Counterparty, such delivery shall be effected through Agent. In addition, all notices, demands and communications of any kind relating to the Transaction between Dealer and Counterparty shall be transmitted exclusively through Agent.

(n) Agreements and Acknowledgments Regarding Hedging. Counterparty understands, acknowledges and agrees that: (A) at any time on and prior to the Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Counterparty shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Daily VWAP; and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Daily VWAP, each in a manner that may be adverse to Counterparty.

(o) Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, an Excess Ownership Position, or Illegality (as defined in the Agreement)).

(p) Certain Tax Considerations.

(i) Dealer makes the following representations to Counterparty: (A) it is a “foreign person” (as that term is used in Section 1.6041-4(a)(4) of the U.S. Treasury Regulations), and (B) payments received by it or to be received by it in connection with this Confirmation are not effectively connected with its conduct of a trade or business in the United States. Dealer agrees to complete, accurately and in a manner reasonably satisfactory to Counterparty, to execute and to deliver to Counterparty a valid U.S. Internal Revenue Service Form W-8BEN or Form W-8BEN-E (or any successor form) and any required attachments thereto (x) upon execution of this Confirmation and thereafter prior to the date on which such form becomes invalid, (y) promptly upon reasonable demand by Counterparty and (z) promptly upon learning that any Form W-8BEN or Form W-8BEN-E (or any successor thereto) previously provided by Dealer has become obsolete, invalid or incorrect; provided, however, that in all cases (x), (y) and (z), Dealer shall not be required to provide Form W-8BEN-E prior to January 1, 2015.

(ii) Dealer makes the following representation to Counterparty: it is a “dealer” within the meaning of Section 1.1001-4(b)(1) of the United States Treasury Regulations.

(iii) Counterparty makes the following representation to Dealer: it is a corporation established under the laws of the State of Delaware and is a “United States person” (as that term is defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended). Counterparty agrees to complete, accurately and in a manner reasonably satisfactory to Dealer, to execute and to deliver to Dealer a valid U.S. Internal Revenue Service Form W-9 (or any successor form) and any required attachments thereto (A) upon execution of this Confirmation and thereafter prior to the date on which such form becomes invalid, (B) promptly upon reasonable demand by Dealer and (C) promptly upon learning that any Form W-9 (or any successor thereto) previously provided by Counterparty has become obsolete, invalid or incorrect.

(q) Foreign Account Tax Compliance Act. The parties agree that the definitions and provisions contained in the Attachment to the ISDA 2012 FATCA Protocol as published by ISDA on August 15, 2012, are incorporated into and apply to the Agreement as if set forth in full herein.

(r) Early Unwind. In the event that the sale by Counterparty of the Initial Securities (as defined in the Purchase Agreement) is not consummated with the Initial Purchasers pursuant to the Purchase Agreement for any reason by the close of business in New York on August 15, 2014 (or such later date as agreed upon by the parties, which in no event shall be later than August 27, 2014) (August 15, 2014 or such later date being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and the Transaction and all of the respective rights and obligations of Dealer and Counterparty thereunder shall be cancelled and terminated. Following such termination, cancellation and payment, subject to the preceding sentence, each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of either party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date.

(s) Transaction Reporting – Consent for Disclosure of Information. Notwithstanding anything to the contrary in this Confirmation or any non-disclosure, confidentiality or other agreements entered into between the parties from time to time, each party hereby consents to the Disclosure of information (the “Reporting Consent”):

(i)	to the extent required by, or required in order to comply with, any applicable law, rule or regulation which mandates Disclosure of transaction and similar information or to the extent required by, or required in order to comply with, any order, request or directive regarding Disclosure of transaction and similar information issued by any relevant authority or body or agency having competent jurisdiction over a party hereto (“Reporting Requirements”); or

(ii)	to and between the other party’s head office, branches or affiliates; or to any trade data repository or any systems or services operated by any trade repository or Market, in each case, in connection with such Reporting Requirements.

“Disclosure” means disclosure, reporting, retention, or any action similar or analogous to any of the aforementioned.

Disclosures made pursuant to this Reporting Consent may include, without limitation, Disclosure of information relating to disputes over transactions between the parties, a party’s identity, and certain transaction and pricing data and may result in such information becoming available to the public or recipients in a jurisdiction which may have a different level of protection for personal data from that of the relevant party’s home jurisdiction.

This Reporting Consent shall be deemed to constitute an agreement between the parties with respect to Disclosure in general and shall survive the termination of the Transaction. No amendment to or termination of this Reporting Consent shall be effective unless such amendment or termination is made in writing between the parties and specifically refers to this Reporting Consent.

EMIR Portfolio Reconciliation and Dispute Resolution:

Subject to the below, the parties hereby agree that the provisions set out in Part I and III of the Attachment to the ISDA 2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol as published by ISDA on 19 July 2013 shall be incorporated by reference to this Confirmation, mutatis mutandis, as though such provisions and definitions were set out in full herein, with any such conforming changes as are necessary to deal with what would otherwise be inappropriate or incorrect cross-references:

(iii)	References therein to:

(A)	the “Adherence Letter” shall be deemed to be references to this Confirmation;

(B)	the “Implementation Date” shall be deemed to be references to the date of this Agreement;

(C)	the “Protocol Covered Agreement” shall be deemed to be this Confirmation; and

(D)	the “Protocol” shall be deleted

(iv)	For the purposes of the foregoing:

(A)	Portfolio reconciliation process status:

Dealer shall be a Portfolio Data Sending Entity

Counterparty shall be a Portfolio Data Receiving Entity

(B)	Local Business Days:

Dealer specifies the following places for the purpose of the definition of Local Business Day as it applies to it: London, New York

Counterparty specifies the following place(s) for the purposes of the definition of Local Business Day as it applies to it: Cambridge, MA

(C)	Contact details for Dispute Notices, Portfolio Data, and discrepancy notices:

Notices to Dealer:

The following items may be delivered to Dealer at the contact details shown below:

Portfolio Data, Notice of a discrepancy or Dispute Notice:

Jefferies LLC

520 Madison Avenue

New York, NY 1022

Attn: Equity Derivatives Middle Office

E-mail: Eqderiv_mo@jefferies.com

And

Jefferies International Limited

Vintners Place

68 Upper Thames Street

London

EC4V 3BJ

Attn: Equity Derivatives Middle Office

E-mail: JILeqderiv_mo@jefferies.com

Notices to Counterparty:

The following items may be delivered to Counterparty at the contact details shown below:

Portfolio Data, Notice of a discrepancy or Dispute Notice:

Aegerion Pharmaceuticals, Inc.

101 Main Street, Suite 1850

Cambridge, MA 02142

Attn: Chief Financial Officer

E-mail: mfitzpatrick@aegerion.com

(D)	Use of a third-party service provider:

(I) Dealer may appoint a third party as its agent and/or third party service provider for the purposes of performing all or part of the actions required by the Portfolio Reconciliation Risk Mitigation Techniques; and

(II) Counterparty may appoint a third party as its agent and/or third party service provider for the purposes of performing all or part of the actions required by the Portfolio Reconciliation Risk Mitigation Techniques.

Notwithstanding anything to the contrary as set out herein, the provisions of this section “EMIR Portfolio Reconciliation and Dispute Resolution” shall survive the termination of the Transaction. No amendment to or termination of this section shall be effective unless such amendment or termination is made in writing between the parties and specifically refers to this section “EMIR Portfolio Reconciliation and Dispute Resolution”.

(t) EMIR Classification and NFC Representation: The section entitled “NFC Representation” as set out in the Attachment to the ISDA 2013 EMIR NFC Representation Protocol as published by the International Swaps and Derivatives Association on 8 March 2013 (the “EMIR Classification Protocol”) shall be incorporated by reference to this Confirmation but with the following amendments:

(i)	References to a party adhering, a party’s adherence or a party having adhered to the EMIR Classification Protocol as a “party making the NFC Representation” will be construed as Counterparty executing this Confirmation while making the statement that it is a party which is making the NFC Representation.

References to “party which is a NFC+ Party making the NFC Representation” shall not be applicable to this Confirmation.

(ii)	Dealer confirms that it is a party that does not make the NFC Representation.

Counterparty confirms that it is a party making the NFC Representation.

(iii)	Unless otherwise specified by the relevant party, for the purposes of the definition of “effectively delivered”:

Dealer’s address details to which any Clearing Status Notice, Non-Clearing Status Notice, NFC+ Representation Notice, NFC Representation Notice or Non-representation Notice should be delivered are: Eqderiv_mo@jefferies.com and london_legal@jefferies.com.

(iv)	Counterparty’s address details to which any Clearing Status Notice, Non-Clearing Status Notice, NFC+ Representation Notice, NFC Representation Notice or Non-representation Notice should be delivered are: Aegerion Pharmaceuticals, Inc., 101 Main Street, Suite 1850, Cambridge, MA 02142, Attn: Chief Financial Officer, E-mail: mfitzpatrick@aegerion.com.

(v)	The definition of:

(A)	“Adherence Letter” is deleted;

(B)	“effectively delivered” is amended by replacing the words “the Adherence Letter” with the words “this Confirmation”; and

(vi)	“Protocol” is deleted.

(u) Severability; Illegality. Notwithstanding anything to the contrary in the Agreement, if compliance by either party with any provision of the Transaction would be unenforceable or illegal, (a) the parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the transactions contemplated hereby and (b) the other provisions of the Transaction shall not be invalidated, but shall remain in full force and effect.

(v) Waiver of Jury Trial. EACH OF COUNTERPARTY AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF DEALER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(w) Governing Law; Jurisdiction. THIS CONFIRMATION AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Counterparty hereby agrees to check this Confirmation and to confirm that the foregoing correctly sets forth the terms of the Transaction by signing in the space provided below and returning to Dealer a facsimile of the fully-executed Confirmation. Originals shall be provided for your execution upon your request.

We are very pleased to have executed the Transaction with you and we look forward to completing other transactions with you in the near future.

Very truly yours,

JEFFERIES INTERNATIONAL LIMITED

By:	/s/ Daryl McDonald
Name: Daryl McDonald
Title: COO Equities EMEA

By:	/s/ Z. Ramdarshamn
Name: Z. Ramdarshan
Title: MD

JEFFERIES LLC

as agent in accordance with the agency provisions on page 1 and Section 9(m) of this Confirmation

By:	/s/ Kerim Tuna
Name:	Kerim Tuna
Title:	Managing Director

Counterparty hereby agrees to, accepts and confirms the terms of the foregoing as of the Trade Date.

AEGERION PHARMACEUTICALS, INC.

By:	/s/ Mark J. Fitzpatrick
Name: Mark J. Fitzpatrick
Title: CFO